SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2003

VCampus Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission file Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, VA 20191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(703) 893-7800

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

VCampus Announces Recapitalization and Voting Results from the 2003 Annual Stockholder Meeting

                Pursuant to approvals obtained at its 2003 annual meeting of stockholders on June 5, 2003, together with agreements signed by various holders of its preferred stock, VCampus effected a conversion of all of the outstanding shares of each of its eight classes of preferred stock into a total of 3,007,453 shares of common stock.  The conversions were effective on June 6, 2003 at conversion prices ranging from $2.196 to $69.82 per share.  This recapitalization, which dramatically simplifies the capital structure of VCampus, removes a total of approximately $24.3 million of preferred stock liquidation preference that was formerly senior to the outstanding common stock and releases VCampus from the obligation to pay future dividends on the converted shares.  As an incentive to induce the conversions, VCampus issued warrants to purchase a total of 451,445 shares of common stock at $3.85 per share.  VCampus believes its simplied capital structure will allow it to more easily attract additional equity financing, if and when required.

                At the 2003 annual meeting, VCampus stockholders approved all eight management proposals, including the re-election of the current Board, approval of past and future financing activities, the mandatory conversion of Series D preferred stock, the reservation of additional shares under the employee stock option plan and the ratification of Ernst & Young LLP as the auditors of VCampus for the current year.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION

Date: June 10, 2003	/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer